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                                                                    EXHIBIT 23.1

The Board of Directors and Stockholders
Morton Industrial Group, Inc.:

We consent to incorporation by reference in the registration statements (Nos. 333-68927 and 333-69575) on Form S-8 of Morton Industrial Group, Inc. of our report dated March 16, 2001, relating to the consolidated balance sheets of Morton Industrial Group, Inc. and Subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows and the consolidated financial statement schedule for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000, annual report on Form 10-K of Morton Industrial Group, Inc.

KPMG LLP
Indianapolis, Indiana
March 29, 2001